As filed with the Securities and Exchange Commission on April 1, 2025
Registration No. 333- _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DLH Holdings Corp.
(Exact name of Registrant as specified in its charter)

New Jersey	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3565 Piedmont Road, NE
Building 3, Suite 700
Atlanta, Georgia 30305
(Address, including zip code, of principal executive offices)

2025 Equity Incentive Plan
(Full title of the Plan)

Kathryn M. JohnBull
Chief Financial Officer
DLH Holdings Corp.
3565 Piedmont Road, NE
Building 3, Suite 700
Atlanta, Georgia 30305
(866) 952-1647
(Name and address, including zip code and telephone
number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Michael A. Goldstein, Esq.
Becker & Poliakoff, P.A.
45 Broadway
New York, New York 10006
(212) 599-3322

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

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Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

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PART I
Information Required in the Section 10(a) Prospectus

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 1,231,554 shares of common stock of the Registrant to be issued pursuant to the Registrant’s 2025 Equity Incentive Plan (the “Plan”).

Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

     (1)    Our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 filed with the Commission on December 4, 2024, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed with the Commission on January 28, 2025, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

     (2)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above; and

    (3)    A description of our common stock contained in our registration statement on Form 8-A filed April 27, 1990.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

    As of the date of this Registration Statement, principals of Becker & Poliakoff, P.A. beneficially own shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Our By-Laws require us to indemnify, to the full extent authorized by Section 14A:3-5 of the New Jersey Business Corporation Act, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of our company or any predecessor of our company is or was serving at the request of our company or a predecessor of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 14A:3-5 of the New Jersey Business Corporation Act authorized the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, our Certificate of Incorporation eliminates the personal liability of officers and directors to our company and to stockholders for monetary damage for violation of a director's duty owed to our company or our shareholders, under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, our company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

    See Exhibit Index

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Item 9. Undertakings.

(a)	We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on April 1, 2025.

DLH HOLDINGS CORP.

By: /s/ Kathryn M. JohnBull
Kathryn M. JohnBull
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Zachary C. Parker and Kathryn M. JohnBull, each of whom may act individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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Name	Title	Date

/s/ Frederick G. Wasserman	Chairman of the Board	April 1, 2025
Frederick G. Wasserman

/s/ Judith L. Bjornaas	Director	April 1, 2025
Judith L. Bjornaas

/s/ Elder Granger, M.D.	Director	April 1, 2025
Elder Granger, M.D.

/s/ Frances M. Murphy	Director	April 1, 2025
Frances M. Murphy, M.D.

/s/ Austin J. Yerks, III	Director	April 1, 2025
// Austin J. Yerks, III

/s/ Stephen J. Zelkowicz	Director	April 1, 2025
Stephen J. Zelkowicz

/s/ Zachary C. Parker	Chief Executive Officer, President	April 1, 2025
Zachary C. Parker	and Director

/s/ Kathryn M. JohnBull	Chief Financial Officer and Principal	April 1, 2025
Kathryn M. JohnBull	Accounting Officer

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement.

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Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit A to Definitive Proxy Statement dated May 1, 2000 as filed with the Securities and Exchange Commission).
4.1.1
Amendment to Amended and Restated Certificate of Incorporation of DLH Holdings Corp. (filed as Exhibit B to Definitive Proxy Statement dated March 13, 2008 as filed with the Securities and Exchange Commission).

4.1.2	Amendment to Amended and Restated Certificate of Incorporation of DLH Holdings Corp. filed June 25, 2012 (filed as Exhibit 3.1 to Current Report on Form 8-K filed on June 26, 2012).
4.1.3	Amendment to Amended and Restated Certificate of Incorporation filed February 12, 2015 (filed as Appendix A to the Proxy Statement dated December 31, 2014)
4.2	Amended and Restated By-Laws of Registrant adopted as of August 27, 2020 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed August 31, 2020).
4.5	Form of Common Stock Certificate. (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017).
10.1	2025 Equity Incentive Plan (incorporated by reference herein to Appendix A to the Company’s definitive Proxy Statement dated January 28, 2025).
5.1	Opinion of Becker & Poliakoff, P.A. *
23.1	Consent of WithumSmith+Brown, PC.*
23.3	Consent of Becker & Poliakoff, P.A. (included in Exhibit 5.1). *
24.1	Power of Attorney (included on signature page of this Registration Statement)*
107	Filing Fee Table *
__________________
*Filed herewith.

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